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                                                                   EXHIBIT 10.15
                                                                   -------------

August 31, 2000

Alfred G. Binford
[address]
[address]

Dear Alfred,

Welcome to Globix Corporation! The following encompasses our offer to you:

Title and Reporting:
--------------------

This will confirm our offer for the initial full-time exempt position, based in New York City, of President - Streaming Services, reporting to Marc Jaffe, COO. Your start date will be on or about October 2, 2000. Notwithstanding this start date, you will endeavor to be available to Globix for approximately four days during the month of September. Globix is in the process of making investments to become a leading provider of streaming media broadcasting services. As such, in this position you will be responsible for managing this business unit and expected to build a management team, given the resources to recruit appropriate technical staff, a sales and marketing organization, and an operational group (e.g., Directors of Sales, Operations, Product/Applications and Business Development and their respective organizations).

After accomplishing those goals, you would find your own replacement for that organization and then, management would recommend to the Board of Directors of Globix Corporation your appointment to the senior corporate officer position of President of Globix Corporation with direct responsibility for Sales, Marketing, and Corporate Communications (other than investor relations and related matters) worldwide. This position would report to Marc H. Bell, Chairman & CEO. We anticipate this initial stage of your employment and the subsequent reassignment (promotion) would occur within ninety (90) days.

Compensation:
-------------

Your salary will be $9,375.00 payable semi-monthly ($225,000.00 annualized).

You will have a performance bonus target of $113,000.00, payable annually (after Globix' fiscal 2001 year-end) and measured by mutually agreed financial metrics and goal achievement against business plans.

You will receive a taxable "signing bonus" of $60,000, payable within the first month of employment. This payment will also serve to compensate you for any services rendered during September.

All compensation is subject to applicable payroll and withholding taxes.

Stock Options:
--------------

Your acceptance will provide you with a grant of options to purchase 100,000 shares of freely tradeable (subject to vesting provisions and insider window period restrictions) Globix common stock, granted at Fair Market Value, as defined by and in accordance with Globix's Stock Option Plan. Copies of the 1999 Globix Stock Option Plan and the form of Option Grant Agreement have been sent to you separately. This grant is effective on your start date.

You have represented to Globix that, since February 29, 2000, you have not been granted stock options by any company (excluding Globix and Real Networks) which have not been canceled and which may vest or be exercisable at some date after February 29, 2000.
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During your continued employment with Globix, Globix will assure a pre-tax value of not less than $2,000,000 (measured by including the value of the vested
Globix option shares on the market) as of the point in time when 40% of the option grant shall have vested (the second anniversary of the grant of such options). Globix may (at Globix's sole discretion) provide such value assurance by making a cash payment, by a distribution of shares of "freely tradeable" common stock.

If your employment is terminated by Globix for cause (as defined below) or by you for any reason, the aforementioned value assurance shall terminate. In the event that your employment is terminated by Globix without cause prior to your second anniversary of employment, the above mentioned value assurance by making a cash payment, by a distribution of shares of "freely tradeable" common stock. or by accelerating the vesting of then-unvested options.

In addition, if at any time up to and including the second anniversary of said option grant, the in-the-money value of vested options granted to you (by Globix), including the value at such time of any such options previously exercised, equals or exceeds $2,000,000, then from such time and thereafter, the aforementioned value assurance shall terminate.

Benefit Programs:
-----------------

You will earn 15 days vacation per year and sick leave according to Globix's policies then in effect.

Effective the first day of the month following your date of hire with Globix, you will be eligible for Globix Corporation's benefits package including family coverage for medical, dental and hospitalization and life insurance, long term and short term disability insurance for you. You will be eligible to join the 401(k) plan as defined by the terms of the trust fund document in effect. Your benefits will be discussed in detail during an orientation your first week of employment.

All Globix Corporation benefit programs are subject to modification by Globix in its sole discretion. You shall, however, remain eligible for all then-currently available benefit programs for similarly situated employees and/or senior executives.

Your probationary period will be 90 days. Your employment will be terminable at will, either by you or us at any time for any reason.

Globix Corporation makes this offer of employment in part based upon your representation to Globix that you are not restrained, encumbered or limited in any way in the performance of duties under this offer of employment by any contract, covenant or other document or agreement in any form whatsoever which might (i) limit or prevent your employment; (ii) restrict your activities by virtue of a "non-competition clause" or other similar provision; (iii) purport to retain ownership over inventions, discoveries, designs and the like which you may produce or engage in during any period of employment by Globix; or (iv) in any other manner affect Globix's interests in the work product to be performed by you.

Additionally, in the event that your employment by Globix Corporation should result in a claim, determined to be valid by a court of appropriate jurisdiction or settled with your consent, against Globix by any former employer of you, you agree to indemnify and hold Globix harmless against any such claim, loss, damage, expense or liability that Globix may suffer or incur. Such indemnification may be provided, at Globix's discretion, as an offset or reduction to the amount of value assurance that Globix has agreed to provide with respect to the stock options granted to you (see Stock Option section of this letter agreement).

This is not an employment contract. It does not guarantee employment with or benefits from Globix Corporation or its subsidiaries. All offers are contingent upon satisfactory completion of reference and background checks. Additionally, no details or announcements regarding this agreement can be disclosed prior to your start date without the expressed written consent of both you (A. G. Binford) and authorized Globix representatives.
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On behalf of everyone at Globix, I want to welcome you to our Company. I am certain that you will be an asset to our team and we look forward to working with you. Please contact me in regard to any questions you may have regarding this offer. I can be reached at [telephone #].

Sincerely,

Globix Corporation

By: /s/ Marc H. Bell
    -----------------------
    Marc H. Bell
    Chairman and Chief Executive Officer





Agreed By:   /s/ Alfred G. Binford
           ---------------------------------
                 Alfred G. Binford

Date:    9/5/00
       --------------------





Addendum to Letter Agreement dated August 31, 2000 between Globix Corporation and Alfred Binford

Definition of "Termination by Company for Cause"

Cause shall include, with respect to other than immaterial matters, insubordination, a knowing violation of a state or federal law involving the commission of a crime against the Company or any of its affiliates or any felony, any misrepresentation, deception, fraud or dishonesty that is materially injurious to the Company or any of its affiliates, incompetence, moral turpitude, the refusal to perform the duties and responsibilities of one's position for any reason other than illness or incapacity, and any other material misconduct of any kind